July 28, 2014	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Second Quarter Earnings of
$0.79 Per Diluted Common Share

Preliminary Financial Results for the Second Quarter and First Half of 2014:

•
FDIC-Assisted Acquisition:  On June 20, 2014, Great Southern Bank entered into a purchase and assumption agreement with the FDIC to purchase certain assets and assume all of the deposits of Valley Bank, a full-service bank headquartered in Moline, Ill., with significant operations in Iowa.  The transaction resulted in a preliminary one-time gain of $10.8 million (pre-tax) based upon the initial estimated fair value of the assets acquired and liabilities assumed.

•
Asset Quality: Non-performing assets and potential problem loans, excluding those covered by FDIC loss sharing agreements and those acquired in the FDIC-assisted transaction with Valley Bank, which are not covered by a loss sharing agreement, totaled $72.3 million at June 30, 2014, a decrease of $17.0 million from $89.3 million at December 31, 2013 and a decrease of $6.1 million from $78.4 at March 31, 2014.  Non-performing assets were $51.8 million, or 1.32% of total assets, at June 30, 2014, compared to $62.3 million, or 1.75% of total assets at December 31, 2013.  Net charge-offs were $1.6 million for the three months ended June 30, 2014, compared to $3.5 million for the three months ended March 31, 2014.

•
Total Loans:  Total gross loans, excluding acquired covered loans, acquired non-covered loans and mortgage loans held for sale, increased $212.9 million, or 10.2%, from December 31, 2013 to June 30, 2014, primarily in the areas of commercial real estate loans, consumer loans, construction loans, commercial business loans and other residential loans. Net decreases in the loan portfolios acquired in 2009, 2011 and 2012 totaled $22.8 million in the six months ended June 30, 2014.  The net carrying value of the loans acquired in the Valley Bank transaction was $159.7 million at June 30, 2014.

•
Net Interest Income: Net interest income for the second quarter of 2014 increased $1.5 million to $40.0 million compared to $38.5 million for the second quarter of 2013. Net interest margin was 4.69% for the quarter ended June 30, 2014, compared to 4.39% for the second quarter in 2013 and 4.66% for the quarter ended March 31, 2014.  These changes were primarily the result of variations in the yield accretion on acquired loans due to changes in expected cash flows in the 2014 period when compared to the second quarter 2013 period. The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 107 basis points for the quarter ended June 30, 2014, 88 basis points for the quarter ended June 30, 2013, and 97 basis points for the quarter ended March 31, 2014.  For further discussion on the additional yield accretion of the discount on acquired loan pools, see the “Net Interest Income” section of this release.

•
Capital:  After the Valley Bank transaction, the capital position of the Company continues to be strong, significantly exceeding the “well capitalized” thresholds established by regulators. On a preliminary basis, as of June 30, 2014, the Company’s Tier 1 leverage ratio was 11.0%, Tier 1 risk-based capital ratio was 14.2%, and total risk-based capital ratio was 15.4%.

•
Significant Unusual Income and Expense Items:  In addition to the gain related to the Valley Bank acquisition, there were several other significant unusual income and expense items recorded during the three months ended June 30, 2014.  Investment securities were sold at a gain of $569,000.  Certain FHLB advances and other borrowings were repaid prior to maturity resulting in expense of $7.4 million included in non-interest expense.  The carrying value of one foreclosed asset property was reduced by $940,000 by a charge through non-interest expense.  Various expenses totaling $600,000 related to the

Valley Bank transaction were included in non-interest expense.  Impairments of receivables related to InterBank and Vantus Bank assets totaling $650,000 were included in non-interest expense.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended June 30, 2014, were $0.79 per diluted common share ($10.9 million available to common shareholders) compared to $0.59 per diluted common share ($8.1 million available to common shareholders) for the three months ended June 30, 2013.

Preliminary earnings for the six months ended June 30, 2014, were $1.42 per diluted common share ($19.6 million available to common shareholders) compared to $1.19 per diluted common share ($16.3 million available to common shareholders) for the six months ended June 30, 2013.

For the quarter ended June 30, 2014, annualized return on average common equity was 13.02%, annualized return on average assets was 1.17%, and net interest margin was 4.69%, compared to 10.20%, 0.84% and 4.39%, respectively, for the quarter ended June 30, 2013.  For the six months ended June 30, 2014, annualized return on average common equity was 11.86%; annualized return on average assets was 1.07%; and net interest margin was 4.68% compared to 10.38%, 0.84% and 4.57%, respectively, for the six months ended June 30, 2013.

President and CEO Joseph W. Turner commented, “In the second quarter, we welcomed former Valley Bank customers and associates as we entered into our fifth FDIC-assisted acquisition. This acquisition supports our long-term strategy of strengthening our presence in the Des Moines area and provides entry into a new market, the attractive Quad Cities metro area. This transaction, unlike our previous FDIC-assisted transactions, does not provide loss share coverage for the loans acquired and the bargain purchase gain is smaller than those recorded in previous transactions.  However, future earnings related to the acquired Valley operations are expected to be meaningful.

“The former Valley Bank franchise had an impressive non-time deposit base of $187 million. Since the acquisition, banking center customer deposits have remained stable and the current retention rate is about 97%.  In addition, higher-yielding Internet CDs of $114 million were assumed, with the expectation that these deposits will be redeemed early by account holders. We have the option to reduce the rates on these deposits to market rates and have elected to do so. To date, approximately two-thirds of these deposits have been redeemed by the account owner.

“We are pleased with our overall financial performance in the second quarter. Second quarter earnings were $0.79 per diluted common share as compared to $0.59 in the same period in 2013. Our core net interest margin remains stable. The Company experienced continued loan growth and improved credit quality. Total loans, excluding covered loans, loans acquired in the Valley Bank transaction and mortgage loans held for sale, increased significantly from the end of last quarter. Non-performing assets and potential problem loans, excluding those covered by FDIC loss sharing agreements, totaled $72.3 million at June 30, 2014, a decrease of $6.1 million from $78.4 million at March 31, 2014.”

Turner continued, “Also of note in the second quarter, certain FHLB advances and other borrowings totaling $130 million were repaid prior to their maturity, resulting in a one-time $7.4 million charge (pre-tax). In future periods the repayment of these borrowings should provide improvement in net interest income.  The interest cost related to these borrowings for the next twelve months would have been $4.7 million, with total interest cost to maturity of $9.4 million based on the remaining terms.”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net interest income	$39,971	$38,501	$77,938	$80,634
Provision for loan losses	1,462	3,671	3,154	11,896
Non-interest income	10,631	2,327	11,555	5,250
Non-interest expense	34,399	26,712	60,293	52,633
Provision for income taxes	3,687	2,221	6,174	4,737
Net income	$11,054	$8,224	$19,872	$16,618

Net income available to common shareholders	$10,909	$8,079	$19,582	$16,328
Earnings per diluted common share	$0.79	$0.59	$1.42	$1.19

FDIC-ASSISTED ACQUISITION

On June 20, 2014, Great Southern Bank entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (FDIC) to acquire certain loans and other assets and assume all of the deposits of Valley Bank, a full-service bank headquartered in Moline, Ill., with significant operations in Iowa.    Valley Bank operated 13 locations – six locations in the Quad Cities market area and seven in central Iowa, primarily in the Des Moines market area. Great Southern already operates six banking centers in the central Iowa/Des Moines region.  Assets with a fair value of approximately $378.7 million were acquired, including $165.1 million of loans, $88.5 million of investment securities, $109.4 million of cash and cash equivalents, $10.9 million of premises and $2.1 million of other assets. Liabilities with a fair value of $367.9 million were assumed, including $366.0 million of deposits and $1.9 million of other liabilities. A customer-related core deposit intangible asset of $2.8 million was also recorded.

Under the agreement with the FDIC, Great Southern assumed the deposits of Valley Bank at no premium. Additionally, Great Southern purchased the loans, a high percentage of which are performing, at an overall discount of approximately $37 million. The FDIC retained a portion of the loans and all of the other real estate owned in the transaction and there is no loss sharing agreement between the FDIC and Great Southern.

The Company recorded a preliminary one-time gain of $10.8 million (pre-tax) based upon the initial estimated fair value of the assets acquired and liabilities assumed in accordance with FASB ASC 805, Business Combinations, during the quarter ended June 30, 2014. FASB ASC 805 allows a measurement period of up to one year to adjust initial fair value estimates as of the acquisition date. The Company will continue to evaluate the fair value estimates and, if necessary, they may be adjusted during the measurement period. Additional income may be recognized in future periods as loans are collected from customers, but we cannot estimate the timing of this income due to the variables associated with this transaction. Based on the level of discounts and the nature of the loans acquired, none of the acquired Valley Bank loans are considered non-performing, as we have a reasonable expectation to recover both the discounted book balances of such loans as well as a yield on the discounted book balances.

A portion of the bargain purchase gain arose from the fair values estimated for the core deposit intangible ($2.8 million) and a premium recorded on the acquired loan portfolio related to the yield expected on the portfolio compared to current market rates for similar loan portfolios ($2.0 million).  The core deposit intangible will be amortized to non-interest expense over seven years.  The fair value yield adjustment will be amortized as a reduction to interest income over the estimated life of the various loan pools.  Both of these will be non-cash expense items.

The former Valley Bank franchise is operating under the Great Southern name. The Company expects to convert the Valley Bank operational systems into Great Southern’s systems on October 24, 2014, which will allow all Great Southern and former Valley Bank customers to conduct business at any banking center throughout the Great Southern six-state retail franchise. Upon completion of the operational conversion, back office operations will be consolidated.  The Company anticipates purchasing most of the real estate, furniture and fixtures of the branch locations currently being operated by Valley Bank from the FDIC, but consolidation of part of the former Valley Bank network is anticipated. The Company expects to close the Moline banking center and Altoona, Iowa, banking center prior to the systems conversion in October. In addition, the leased banking center in Ames, Iowa, will be relocated prior to systems conversion to a purchased former bank facility, which is expected to provide Ames customers better service and access.  The exact cost of the real estate and personal property to be acquired as part of this transaction will be determined at a later date based on current appraisals, but the Company expects the cost to be in the range of $11-15 million ($10.9 million of which has already been paid by the Company).

NET INTEREST INCOME

Net interest income for the second quarter of 2014 increased $1.5 million to $40.0 million compared to $38.5 million for the second quarter of 2013. Net interest margin was 4.69% in the second quarter of 2014, compared to 4.39% in the same period of 2013, an increase of 30 basis points.  The average interest rate spread was 4.58% for the three months ended June 30, 2014, compared to 4.31% for the three months ended June 30, 2013. For the three months ended June 30, 2014, the net interest margin increased 3 basis points compared to the net interest margin of 4.66% in the three months ended March 31, 2014.

The Company’s net interest margin has been significantly impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009, 2011 and 2012 FDIC-assisted transactions. On an on-going basis, the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates have increased, based on payment histories and reduced loss expectations of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. Therefore, the expected indemnification assets have also been reduced each quarter since the fourth quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever is shorter. The positive impact to net interest income and net interest margin was higher in the quarter ended June 30, 2014, compared to the quarter ended March 31, 2014.  Additional estimated cash flows, primarily related to the Sun Security Bank and InterBank loan portfolios, were recorded in the quarter ended June 30, 2014.  The impact of these adjustments on the Company’s financial results for the reporting periods presented is shown below:

	Three Months Ended
	June 30, 2014		June 30, 2013
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$9,085	107 bps	$7,663	88 bps
Non-interest income	(7,469)		(6,628)
Net impact to pre-tax income	$1,616		$1,035

	Six Months Ended
	June 30, 2014		June 30, 2013
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$16,988	102 bps	$18,096	103 bps
Non-interest income	(13,805)		(14,963)
Net impact to pre-tax income	$3,183		$3,133

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreements, respectively, they will impact future periods as well. The remaining accretable yield adjustment that will affect interest income is $33.3 million and the remaining adjustment to the indemnification assets, including the effects of the clawback liability related to InterBank, that will affect non-interest income (expense) is $(28.9) million. Of the remaining adjustments, we expect to recognize $13.6 million of interest income and $(11.4) million of non-interest income (expense) during the remainder of 2014.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin increased 11 basis points when compared to the year-ago quarter, and decreased 7 basis points when compared to the first quarter of 2014.  The Company generally continues to experience slightly decreasing yields on loans and investments, excluding the yield accretion income discussed above.  In many cases, new loans originated are at rates which are lower than the rates on existing loans and loans being paid down or paid off.  During the three months ended June 30, 2014, there were approximately $142 million in loan repayments at a weighted average interest rate of 4.82%.  New loan activity during the same three month period totaled approximately $207 million, at a weighted average interest rate of 4.33%.  Deposit costs have decreased slightly as some time deposits continue to mature and renew at lower rates, but the positive impact of this has diminished as market rates for such deposits are no longer declining.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended June 30, 2014, non-interest income increased $8.3 million to $10.6 million when compared to the quarter ended June 30, 2013, primarily as a result of the following items:

•
Initial gain recognized on business acquisition: The Company recognized a preliminary one-time gain of $10.8 million (pre-tax) on the FDIC-assisted acquisition of Valley Bank, which occurred on June 20, 2014.

•
Net realized gains on sales of available-for-sale securities: Gains on sales of available-for-sale securities increased $472,000 compared to the prior year quarter.  This was primarily due to the sale of all of the Company’s Small Business Administration securities in June 2014, which produced a gain of $569,000.

Partially offsetting the increase in non-interest income was a decrease in the following items:

•
Amortization of income related to business acquisitions:  The net amortization expense related to business acquisitions was $7.2 million for the quarter ended June 30, 2014, compared to $5.7 million for the quarter ended June 30, 2013.  The amortization expense for the quarter ended June 30, 2014, was made up of the following items:  $7.5 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios, $423,000 of amortization of the clawback liability and $153,000 of impairment of the indemnification asset for Vantus Bank.  The impairment was recorded because the Company does not expect resolution of certain items related to commercial foreclosed assets prior to the expiration of the non-single-family loss sharing agreement for Vantus Bank.  Partially offsetting the expense was income from the accretion of the discount related to the indemnification assets for all of the acquisitions of $416,000 and $419,000 of other loss share income items.

•
Gains on sales of single-family loans: Gains on sales of single-family loans decreased $1.0 million compared to the prior year quarter.  This was due to a decrease in originations of fixed-rate loans due to higher fixed rates on these loans in the 2014 period which resulted in fewer loans being originated to refinance existing debt.  Loans originated are subsequently sold in the secondary market.

•
Change in interest rate swap fair value:  The Company recorded expense of $(130,000) during the 2014 quarter due to the decrease in the interest rate swap fair value related to its matched book interest rate derivatives program.  This compares to income of $347,000 recorded during the three months ended June 30, 2013.

For the six months ended June 30, 2014, non-interest income increased $6.3 million to $11.6 million when compared to the six months ended June 30, 2013, primarily as a result of the following items:

•
Initial gain recognized on business acquisition: The Company recognized a preliminary one-time gain of $10.8 million (pre-tax) on the FDIC-assisted acquisition of Valley Bank, which occurred on June 20, 2014.

•
Net realized gains on sales of available-for-sale securities: Gains on sales of available-for-sale securities increased $511,000 compared to the prior year period.  This was primarily due to the sale of all of the Company’s Small Business Administration securities in June 2014, which produced a gain of $569,000.

Partially offsetting the increase in non-interest income was a decrease in the following items:

•
Amortization of income related to business acquisitions:  The net amortization expense related to business acquisitions was $13.6 million for the six months ended June 30, 2014, compared to $11.6 million for the six months ended June 30, 2013.  The amortization expense for the six months ended June 30, 2014, was made up of the following items:  $13.8 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios, $742,000 of amortization of the clawback liability and $503,000 of impairment of the indemnification asset for Vantus Bank.  The impairment was recorded because the Company does not expect resolution of certain items related to commercial foreclosed assets prior to the expiration of the non-single-family loss sharing agreement for Vantus Bank.  Offsetting the expense was income from the accretion of the discount related to the indemnification assets for all of the acquisitions of $1.4 million.

•	Gains on sales of single-family loans: Gains on sales of single-family loans decreased $1.9 million compared to the prior year period for the same reasons discussed above.
•
Change in interest rate swap fair value:  The Company recorded expense of $(233,000) during the 2014 period due to the decrease in the interest rate swap fair value related to its matched book interest rate derivatives program.  This compares to income of $408,000 recorded during the six months ended June 30, 2013.

NON-INTEREST EXPENSE

For the quarter ended June 30, 2014, non-interest expense increased $7.7 million to $34.4 million when compared to the quarter ended June 30, 2013, primarily as a result of the following items:

•
Other Operating Expenses:  Other operating expenses increased $7.8 million, to $9.8 million, in the quarter ended June 30, 2014 compared to the prior year quarter primarily due to $7.4 million in prepayment penalties paid as the Company elected to repay $130 million of its FHLB advances and structured repo borrowings prior to their maturity.  The interest cost related to these borrowings for the next twelve months would have been $4.7 million, with total interest cost to maturity of $9.4 million based on the remaining terms.  The Company elected to utilize some of its existing liquidity, as well as liquid assets arising from the Valley Bank transaction, and securities sales for the repayment of these borrowings.

•
Foreclosure-related expenses: Expenses on foreclosed assets were relatively unchanged for the three months ended June 30, 2014, when compared to the three months ended June 30, 2013.  However, in the 2014 period the Company recorded a $940,000 write-down of the carrying value of one foreclosed asset.  The 2013 period expenses were due primarily to increases in the write-downs of carrying values of foreclosed assets and losses on sales of assets.

•
Valley Bank acquisition expenses:  The Company incurred approximately $605,000 of additional expenses during the quarter related to the FDIC-assisted acquisition of Valley Bank.  Those expenses included approximately $300,000 of compensation expense, approximately $120,000 of legal, audit and other professional fees expense, and approximately $150,000 of travel, meals and other expenses related to due diligence for the transaction and similar costs incurred from the June 20 closing date through the end of June.

For the six months ended June 30, 2014, non-interest expense increased $7.7 million to $60.3 million when compared to the six months ended June 30, 2013, primarily as a result of the following items:

•
Other Operating Expenses:  Other operating expenses increased $7.7 million, to $11.5 million for the six months ended June 30, 2014.  The reasons for the increase are the same as those described in the section above for the quarter ended June 30, 2014.

•
Foreclosure-related expenses: Expenses on foreclosed assets were relatively unchanged for the six months ended June 30, 2014, when compared to the six months ended June 30, 2013.  The reasons for the level of expenses are the same as those described in the section above for the quarter ended June 30, 2014.

•
Valley Bank acquisition expenses:  The Company incurred approximately $605,000 of additional expenses during the quarter related to the FDIC-assisted acquisition of Valley Bank.  The reasons for the level of expenses are the same as those described in the section above for the quarter ended June 30, 2014.

The Company’s efficiency ratio for the quarter ended June 30, 2014, was 67.98% compared to 65.43% for the same quarter in 2013.  The efficiency ratio for the six months ended June 30, 2014, was 67.37% compared to 61.28% for the same period in 2013.  The increase in the ratio in the 2014 three and six-month periods was primarily due to increases in non-interest expense, primarily due to the acquisition, foreclosed asset write-downs and the early repayment of certain borrowings previously described.  There were partially offsetting increases in non-interest income resulting from the initial gain recognized on the Valley Bank acquisition.  The Company’s ratio of non-interest expense to average assets increased from 2.73% and 2.66% for the three and six months ended June 30, 2013, respectively, to 3.64% and 3.24% for the three and six months ended June 30, 2014, respectively.  The increase in the current period ratios was primarily due to the increase in other operating expenses in the 2014 periods compared to the 2013 periods due to the penalties paid for prepayment of borrowings and other non-interest expenses as discussed above.  Average assets for the quarter ended June 30, 2014, decreased $129 million, or 3.3%, from the quarter ended June 30, 2013.  Average assets for the six months ended June 30, 2014, decreased $232 million, or 5.9%, from the six months ended June 30, 2013.  The decreases in average assets in the three and six month periods were primarily due to decreases in investment securities, interest earning deposits at the Federal Reserve Bank and FDIC indemnification assets, offset by increases in loans due to acquisitions and organic loan growth.

INCOME TAXES

In the three months ended March 31, 2014, the Company elected to early-adopt FASB ASU No. 2014-01, which amends FASB ASC Topic 323, Investments – Equity Method and Joint Ventures. This Update impacts the Company’s accounting for investments in flow-through limited liability entities which manage or invest in affordable housing projects that qualify for the low-income housing tax credit. The amendments in the Update permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). The Company has significant investments in such qualified affordable housing projects that meet the required conditions.  The Company’s adoption of this Update did not result in any material impact on the Company’s financial position or results of operations, except that the investment amortization expense, which previously was included in Other Non-interest Expense in the Consolidated Statements of Income, is now included in Provision for Income Taxes in the Consolidated Statements of Income presented. As a result, there was no change in Net Income for the periods covered in this release.  In addition, there was no cumulative effect adjustment to Retained Earnings.

For the three and six months ended June 30, 2014, the Company's effective tax rate was 25.0% and 23.7%, respectively, which was lower than the statutory federal tax rate of 35%, due primarily to the effects of the tax credits utilized and to tax-exempt investments and tax-exempt loans which reduced the Company’s effective tax rate.  In future periods, the Company expects its effective tax rate typically will be 20-25% of pre-tax net income, assuming it continues to maintain or increase its use of investment tax credits. The Company’s effective tax rate may fluctuate as it is impacted by the level and timing of the Company’s utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pretax income.  At this time, the Company expects to utilize a larger amount of tax credits in 2014 than it did in 2013.

CAPITAL

As of June 30, 2014, total stockholders’ equity was $399.6 million (10.2% of total assets).  As of June 30, 2014, common stockholders’ equity was $341.6 million (8.7% of total assets), equivalent to a book value of $24.96 per common share.  Total stockholders’ equity at December 31, 2013, was $380.7 million (10.7% of total assets). As of December 31, 2013, common stockholders’ equity was $322.8 million (9.1% of total assets), equivalent to a book value of $23.60 per common share.  At June 30, 2014, the Company’s tangible common equity to total assets ratio was 8.5%, compared to 8.9% at December 31, 2013. The tangible common equity to total risk-weighted assets ratio was 11.4% and 12.3% at June 30, 2014, and December 31, 2013, respectively.

As of June 30, 2014, the Company’s and the Bank’s regulatory capital levels were categorized as “well capitalized” as defined by the Federal banking agencies’ capital-related regulations. On a preliminary basis, as of June 30, 2014, the Company’s Tier 1 leverage ratio was 11.0%, Tier 1 risk-based capital ratio was 14.2%, and total risk-based capital ratio was 15.4%. On June 30, 2014, and on a preliminary basis, the Bank’s Tier 1 leverage ratio was 9.7%, Tier 1 risk-based capital ratio was 12.5%, and total risk-based capital ratio was 13.8%.

Great Southern Bancorp, Inc. is a participant in the U.S. Treasury’s Small Business Lending Fund (SBLF).  Through the SBLF, in August 2011, the Company issued a new series of preferred stock totaling $57.9 million to the Treasury.  The dividend rate on the SBLF preferred stock for the second quarter of 2014 was 1.0% and the dividend rate will remain at 1.0% until the first quarter of 2016.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  Based on the Company’s current assessment of these factors and their expected impact on the loan portfolio, management believes that provision expenses and net charge-offs for 2014 will likely continue to be less than those for 2013, or similar to the latter half of 2013.  However, the levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management long ago established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended June 30, 2014, decreased $2.2 million to $1.5 million when compared with the quarter ended June 30, 2013.  The provision for loan losses for the six months ended June 30, 2014, decreased $8.7 million to $3.2 million when compared with the six months ended June 30, 2013.  At June 30, 2014, the allowance for loan losses was $38.1 million, a decrease of $2.0 million from December 31, 2013.  Total net charge-offs were $1.6 million and $4.0 million for the quarters ended June 30, 2014, and 2013, respectively.  Two relationships made up $939,000 of the net charge-off total for the quarter ended June 30, 2014.  Total net charge-offs were $5.2 million and $12.4 million for the six months ended June 30, 2014, and 2013, respectively.  The decrease in net charge-offs and provision for loan losses in the three and six months ended June 30, 2014, were consistent with our expectations, as indicated in previous filings.  General market conditions, and more specifically, real estate absorption rates and unique circumstances related to individual borrowers and projects also contributed to the level of provisions and charge-offs.  As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

The Bank’s allowance for loan losses as a percentage of total loans, excluding loans covered by the FDIC loss sharing agreements, was 1.54%, 1.92% and 2.08% at June 30, 2014, December 31, 2013, and June 30, 2013, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company’s loan portfolio at June 30, 2014, based on recent reviews of the Company’s loan portfolio and current economic conditions. If economic conditions were to deteriorate or management’s assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank and InterBank non-performing assets, including foreclosed assets, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below due to the respective loss sharing agreements with the FDIC, which cover at least 80% of principal losses that may be incurred in these portfolios for the applicable terms under the agreements.  At June 30, 2014, there were no material non-performing assets that were previously covered, and are now not covered, under the TeamBank non-single-family loss sharing agreement.  Former Valley Bank loans are also excluded from the totals and the discussion of non-performing loans, potential problem loans and foreclosed assets below, although they are not covered by a loss sharing agreement.  Former Valley Bank loans are accounted for in pools and were recorded at their fair value at the time of the acquisition as of June 20, 2014; therefore, these loan pools are analyzed rather than the individual loans.  In addition, FDIC-supported TeamBank, Vantus Bank, Sun Security Bank and InterBank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, September 4, 2009, October 7, 2011, and April 27, 2012, respectively.  The overall performance of the FDIC-covered loan pools acquired in 2009, 2011 and 2012 has been better than original expectations as of the acquisition dates.

The loss sharing agreement for the non-single-family portion of the loans acquired in the TeamBank transaction ended on March 31, 2014.  Any additional losses in that non single-family portfolio will not be eligible for loss sharing coverage. At this time, the Company does not expect any material losses in this non single-family loan portfolio, which totaled $31.3 million at June 30, 2014.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets and other FDIC-assisted acquired assets, at June 30, 2014, were $51.8 million, a decrease of $10.5 million from $62.3 million at December 31, 2013.  Non-performing assets, excluding FDIC-covered non-performing assets and other FDIC-assisted acquired assets, as a percentage of total assets were 1.32% at June 30, 2014, compared to 1.75% at December 31, 2013.

Compared to December 31, 2013, non-performing loans decreased $6.2 million to $13.7 million at June 30, 2014, and foreclosed assets decreased $4.3 million to $38.1 million at June 30, 2014.  Commercial real estate loans comprised $7.0 million, or 51.4%, of the total $13.7 million of non-performing loans at June 30, 2014, an increase of $422,000 from March 31, 2014.  Non-performing one-to four-family residential loans comprised $3.3 million, or 23.8%, of total non-performing loans at June 30, 2014, a decrease of $582,000 from March 31, 2014.  Non-performing other commercial loans decreased $1.1 million in the three months ended June 30, 2014, and were $2.0 million, or 14.9%, of total non-performing loans at June 30, 2014.

Compared to December 31, 2013, potential problem loans decreased $6.4 million to $20.6 million at June 30, 2014.  Compared to March 31, 2014, potential problem loans decreased $1.9 million, or 8.5%. This decrease was due to $5.0 million in loans being removed from potential problem loans due to improvements in the credits, $845,000 in loans transferred to the non-performing category and $262,000 in payments, partially offset by the addition of $4.1 million of loans to potential problem loans.

Activity in the non-performing loans category during the quarter ended June 30, 2014, was as follows:

	Beginning Balance, April 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, June 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	1,303	—	—	—	(688)	(309)	(2)	304
Land development	373	41	—	—	(21)	(79)	(11)	303
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	3,834	1,336	(76)	(240)	(997)	(200)	(405)	3,252
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	6,607	1,987	(1,200)	—	—	(25)	(340)	7,029
Commercial business	3,104	23	(799)	—	—	(89)	(198)	2,041
Consumer	565	316	—	(12)	—	(12)	(124)	733

Total	$15,786	$3,703	$(2,075)	$(252)	$(1,706)	$(714)	$(1,080)	$13,662

At June 30, 2014, the non-performing commercial real estate category included 10 loans, four of which were added during the quarter.  The largest relationship in this category, which was added in a previous quarter, totaled $2.7 million, or 37.9%, of the total category, and is collateralized by a hotel.  The non-performing one- to four-family residential category included 42 loans, nine of which were added during the quarter.  The non-performing commercial business category included eight loans, one of which was added during the quarter.  The largest relationship in this category, which was added in 2013, totaled $1.8 million, or 89.5% of the total category, and is collateralized by an assignment of annual assessments generated by a Community Improvement District for the associated real estate.

Activity in the potential problem loans category during the quarter ended June 30, 2014, was as follows:

	Beginning Balance, April 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, June 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	650	560	—	(2)	—	—	(11)	1,197
Land development	10,857	—	(5,000)	—	—	—	—	5,857
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	2,194	1,858	—	(711)	—	—	(14)	3,327
Other residential	1,957	—	—	—	—	—	(1)	1,956
Commercial real estate	5,770	1,490	—	(126)	—	—	(227)	6,907
Commercial business	816	232	—	—	—	—	—	1,048
Consumer	223	56	—	(6)	—	(5)	(9)	259

Total	$22,467	$4,196	$(5,000)	$(845)	$—	$(5)	$(262)	$20,551

At June 30, 2014, the commercial real estate category of potential problem loans included six loans, three of which were added during the current quarter.  The largest relationship in this category, which was added during a previous quarter, had a balance of $4.9 million, or 71.5% of the total category.  The relationship is collateralized by properties located near Branson, Mo. The land development category of potential problem loans included three loans, all of which were added during previous quarters.  The largest relationship in this category totaled $3.8 million, or 65.6% of the total category, and is collateralized by property in the Branson, Mo. area.  The one- to four-family residential category of potential problem loans included 29 loans, 13 of which were added during the current quarter.  Of the 13 new loans added during the current quarter, nine of those loans were to the same borrower.  The other residential category of potential problem loans included one loan which was added in a previous quarter, and is collateralized by properties located in the Branson, Mo., area.  The subdivision construction category of potential problem loans included eight loans, five of which were added during the current quarter.  The largest relationship in this category had a balance of $280,000, or 23.4% of the total category, as is collateralized by property in southwest Missouri.  The commercial business category of potential problem loans included six loans, two of which were added in the current quarter.  The largest relationship in this category had a balance of $660,000, or 63.0% of the total category, and is collateralized by automobiles and land.

Activity in foreclosed assets, excluding $6.1 million in foreclosed assets covered by FDIC loss sharing agreements and $2.0 million in properties which were not acquired through foreclosure, during the quarter ended June 30, 2014, was as follows:

	Beginning Balance, April 1	Additions	ORE Sales	Capitalized Costs	ORE Write- Downs	Ending Balance, June 30
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	10,963	688	(1,357)	—	—	10,294
Land development	16,730	34	(220)	—	(941)	15,603
Commercial construction	2,132	—	—	—	—	2,132
One- to four-family residential	1,371	1,137	(802)	—	—	1,706
Other residential	3,678	—	—	34	—	3,712
Commercial real estate	4,551	—	(489)	—	—	4,062
Commercial business	77	—	(4)	—	(14)	59
Consumer	618	674	(737)	—	—	555

Total	$40,120	$2,533	$(3,609)	$34	$(955)	$38,123

At June 30, 2014, the land development category of foreclosed assets included 30 properties, the largest of which was located in northwest Arkansas and had a balance of $2.3 million, or 14.7% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 47.4% and 32.0% was located in northwest Arkansas and in the Branson, Mo., area, respectively, including the largest property previously mentioned.  One property located in the Branson, Mo., area accounted for $940,000 of the charge-offs for the land development category.  The subdivision construction category of foreclosed assets included 33 properties, the largest of which was located in the St. Louis, Mo. metropolitan area and had a balance of $2.9 million, or 28.5% of the total category.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 19.2% and 14.7% is located in Branson, Mo. and Springfield, Mo., respectively. The commercial real estate category of foreclosed assets included 10 properties, the largest of which was located in the St. Louis, Mo. metropolitan area and had a balance of $1.4 million, or 34.5% of the total category.  The other residential category of foreclosed assets included 15 properties, 12 of which were all part of the same condominium community, which was located in Branson, Mo. and had a balance of $2.2 million, or 59.6% of the total category.  Of the total dollar amount in the other residential category of foreclosed assets, 81.1% was located in the Branson, Mo., area, including the largest properties previously mentioned.

BUSINESS INITIATIVES

Several initiatives are underway related to the Company’s banking center network, including those referenced in the above “FDIC-assisted Acquisition” section. Two new banking centers were opened in June 2014.  A new banking center began operating in Fayetteville, Ark., a part of the Northwest Arkansas region and home to the University of Arkansas. This opening represents the second office in Northwest Arkansas, the other located in nearby Rogers, Ark.  A new office was also opened in Ferguson, Mo., representing the eighth banking center in the St. Louis metropolitan area.

As previously announced in conjunction with our Neosho, Mo.–based Boulevard Bank transaction, one of our banking centers in Neosho, Mo., was closed in June and relocated directly across the street into a banking center acquired in the Boulevard Bank transaction.  In September 2014, two banking centers are expected to close - one each in Lamar, Mo., and Johnston, Iowa.  Both of these offices were leased and were underutilized.

The Company recently purchased a 20,000-square-foot former bank office building in Leawood, Johnson County, Kan., a suburb of the Kansas City metropolitan market area. Scheduled to be open for business in mid-2015, the office will house the commercial lending group, currently located in nearby Overland Park, Kan., and a retail banking center.

www.GreatSouthernBank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) non-interest expense reductions from the Great Southern banking center consolidation might be less than anticipated and the costs of the consolidation and impairment of the value of the affected premises might be greater than expected; (ii) expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities, including but not limited to the recently completed Valley Bank FDIC-assisted transaction, might not be realized within the anticipated time frames or at all, the amount of the gain the Company ultimately recognizes from the recently completed Valley Bank FDIC-assisted transaction might be materially different from the preliminary gain recorded, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (iii) changes in economic conditions, either nationally or in the Company’s market areas; (iv) fluctuations in interest rates; (v) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (vi) the possibility of other-than-temporary impairments of securities held in the Company’s securities portfolio; (vii) the Company’s ability to access cost-effective funding; (viii) fluctuations in real estate values and both residential and commercial real estate market conditions; (ix) demand for loans and deposits in the Company’s market areas; (x) legislative or regulatory changes that adversely affect the Company’s business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers’ responses thereto; (xi) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xii) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xiii) the uncertainties arising from the Company’s participation in the Small Business Lending Fund program, including uncertainties concerning the potential future redemption by us of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; (xiv) costs and effects of litigation, including settlements and judgments; and (xv) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in the Company’s other filings with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three and six months ended June 30, 2014, and 2013 and the three months ended March 31, 2014, are not necessarily indicative of the results of operations which may be expected for any future period.

	June 30,	December 31,
	2014	2013
Selected Financial Condition Data:	(In thousands)

Total assets	$3,912,902	$3,560,250
Loans receivable, gross	2,832,428	2,482,641
Allowance for loan losses	38,082	40,116
Other real estate owned, net	46,226	53,514
Available-for-sale securities, at fair value	569,030	555,281
Deposits	3,201,728	2,808,626
Total borrowings	281,456	343,795
Total stockholders’ equity	399,551	380,698
Common stockholders’ equity	341,608	322,755
Non-performing assets (excluding FDIC-covered assets)	51,785	62,303

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2014	2013	2014	2013	2014
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$44,384	$43,481	$86,679	$90,837	$42,294
Interest expense	4,413	4,980	8,741	10,203	4,328
Net interest income	39,971	38,501	77,938	80,634	37,966
Provision for loan losses	1,462	3,671	3,154	11,896	1,691
Non-interest income	10,631	2,327	11,555	5,250	924
Non-interest expense	34,399	26,712	60,293	52,633	25,894
Provision for income taxes	3,687	2,221	6,174	4,737	2,487
Net income	$11,054	$8,224	$19,872	$16,618	$8,818
Net income available to common shareholders	$10,909	$8,079	$19,582	$16,328	$8,673

	At or For the Three Months Ended		At or For the Six Months Ended		At or For the Three Months Ended
	June 30,		June 30,		March 31,
	2014	2013	2014	2013	2014
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$0.79	$0.59	$1.42	$1.19	$0.63
Book value	$24.96	$23.23	$24.96	$23.23	$24.24

Earnings Performance Ratios:
Annualized return on average assets	1.17%	0.84%	1.07%	0.84%	0.96%
Annualized return on average common stockholders’ equity	13.02%	10.20%	11.86%	10.38%	10.66%
Net interest margin	4.69%	4.39%	4.68%	4.57%	4.66%
Average interest rate spread	4.58%	4.31%	4.57%	4.50%	4.55%
Efficiency ratio	67.98%	65.43%	67.37%	61.28%	66.58%
Non-interest expense to average total assets	3.64%	2.73%	3.24%	2.66%	2.83%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered loans)	1.54%	2.08%	1.54%	2.08%	1.76%
Non-performing assets to period-end assets	1.32%	1.85%	1.32%	1.85%	1.48%
Non-performing loans to period-end loans	0.48%	1.03%	0.48%	1.03%	0.62%
Annualized net charge-offs to average loans	0.29%	0.83%	0.47%	1.29%	0.66%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	June 30, 2014	December 31, 2013	March 31, 2014
Assets

Cash	$130,760	$96,167	$98,646
Interest-bearing deposits in other financial institutions	69,838	131,758	299,736
Federal funds sold	22,628	—	—
Cash and cash equivalents	223,226	227,925	398,382

Available-for-sale securities	569,030	555,281	532,110
Held-to-maturity securities	450	805	805
Mortgage loans held for sale	9,605	7,239	6,770
Loans receivable (1), net of allowance for loan losses of $38,082 – June 2014; $40,116 - December 2013 and $38,275 – March 2014	2,790,774	2,439,530	2,513,985
FDIC indemnification asset	58,352	72,705	65,592
Interest receivable	11,685	11,408	10,547
Prepaid expenses and other assets	68,466	72,904	74,612
Other real estate owned (2), net	46,226	53,514	49,963
Premises and equipment, net	118,649	104,534	104,630
Goodwill and other intangible assets	8,385	4,583	5,923
Federal Home Loan Bank stock	8,054	9,822	9,333

Total Assets	$3,912,902	$3,560,250	$3,772,652

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$3,201,728	$2,808,626	$3,016,047
Federal Home Loan Bank advances	91,686	126,757	126,260
Securities sold under reverse repurchase agreements with customers	157,683	134,981	128,179
Structured repurchase agreements	—	50,000	50,000
Short-term borrowings	1,158	1,128	1,207
Subordinated debentures issued to capital trust	30,929	30,929	30,929
Accrued interest payable	1,096	1,099	966
Advances from borrowers for taxes and insurance	7,026	3,721	6,510
Accounts payable and accrued expenses	16,230	18,502	18,606
Current and deferred income taxes	5,815	3,809	4,113
Total Liabilities	3,513,351	3,179,552	3,382,817

Stockholders’ Equity
Capital stock
Serial preferred stock - SBLF, $.01 par value; authorized 1,000,000 shares; issued and outstanding June 2014, December 2013 and March 2014 – 57,943 shares	57,943	57,943	57,943
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding June 2014 – 13,684,680 shares; December 2013 – 13,673,709 shares and March 2014 – 13,691,595 shares	137	137	137
Additional paid-in capital	20,093	19,567	19,850
Retained earnings	314,503	300,589	306,685
Accumulated other comprehensive gain	6,875	2,462	5,220
Total Stockholders’ Equity	399,551	380,698	389,835

Total Liabilities and Stockholders’ Equity	$3,912,902	$3,560,250	$3,772,652

(1)
At June 30, 2014, December 31, 2013, and March 31, 2014, includes loans, net of discounts, totaling $332.0 million, $386.2 million and $375.2 million, respectively, which are subject to FDIC support through loss sharing agreements.  As of June 30, 2014, also includes $31.3 million of non- single-family loans acquired in the Team Bank transaction, which are no longer covered by the FDIC loss sharing agreement.  In addition, as of June 30, 2014, includes $159.7 million of loans, net of discounts, acquired in the Valley Bank transaction, which are not covered by FDIC loss sharing agreements, but were recorded at fair value at the time of the acquisition.

(2)
At June 30, 2014, December 31, 2013, and March 31, 2014, includes foreclosed assets, net of discounts, totaling $6.1 million, $9.0 million and $7.7 million, respectively, which are subject to FDIC support through loss sharing agreements.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2014	2013	2014	2013	2014
Interest Income
Loans	$41,412	$39,362	$80,721	$82,140	$39,308
Investment securities and other	2,972	4,119	5,958	8,697	2,986
	44,384	43,481	86,679	90,837	42,294
Interest Expense
Deposits	2,752	3,263	5,413	6,789	2,660
Federal Home Loan Bank advances	1,010	989	1,984	1,963	975
Short-term borrowings and repurchase agreements	512	588	1,069	1,170	557
Subordinated debentures issued to capital trust	139	140	275	281	136
	4,413	4,980	8,741	10,203	4,328

Net Interest Income	39,971	38,501	77,938	80,634	37,966
Provision for Loan Losses	1,462	3,671	3,154	11,896	1,691
Net Interest Income After Provision for Loan Losses	38,509	34,830	74,784	68,738	36,275

Noninterest Income
Commissions	344	350	626	678	281
Service charges and ATM fees	4,728	4,644	8,896	9,071	4,168
Net gains on loan sales	608	1,628	1,157	3,057	549
Net realized gains on sales and impairments of available-for-sale securities	569	97	642	131	73
Late charges and fees on loans	265	201	579	501	314
Net change in interest rate swap fair value	(130)	347	(233)	408	(103)
Initial gain recognized on business acquisition	10,805	—	10,805	—	—
Accretion (amortization) of income related to business acquisitions	(7,210)	(5,694)	(13,598)	(11,561)	(6,388)
Other income	652	754	2,681	2,965	2,030
	10,631	2,327	11,555	5,250	924

Noninterest Expense
Salaries and employee benefits	13,470	13,078	26,487	26,300	13,017
Net occupancy expense	5,210	5,100	10,614	10,235	5,403
Postage	844	871	1,637	1,664	793
Insurance	953	957	1,879	2,121	926
Advertising	438	691	1,169	1,166	731
Office supplies and printing	367	323	657	629	290
Telephone	681	803	1,417	1,490	736
Legal, audit and other professional fees	908	948	1,841	1,750	934
Expense on foreclosed assets	1,342	1,355	2,192	2,410	850
Partnership tax credit	427	632	880	995	453
Other operating expenses	9,759	1,954	11,520	3,873	1,761
	34,399	26,712	60,293	52,633	25,894

Income Before Income Taxes	14,741	10,445	26,046	21,355	11,305
Provision for Income Taxes	3,687	2,221	6,174	4,737	2,487
Net Income	11,054	8,224	19,872	16,618	8,818

Preferred Stock Dividends and Discount Accretion	145	145	290	290	145

Net Income Available to Common Shareholders	$10,909	$8,079	$19,582	$16,328	$8,673

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2014	2013	2014	2013	2014
Earnings Per Common Share
Basic	$0.80	$0.59	$1.43	$1.20	$0.63
Diluted	$0.79	$0.59	$1.42	$1.19	$0.63

Dividends Declared Per Common Share	$0.20	$0.18	$0.40	$0.36	$0.20

Average Balances, Interest Rates and Yields

The following tables present, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $590,000 and $822,000 for the three months ended June 30, 2014, and 2013, respectively.  Fees included in interest income were $1.2 million and $1.6 million for the six months ended June 30, 2014, and 2013, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	June 30, 2014(1)	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.79%	$456,554	$10,236	8.99%	$479,566	$7,859	6.57%
Other residential	4.58	356,701	5,233	5.88	304,649	5,970	7.86
Commercial real estate	4.56	898,858	11,842	5.28	808,550	11,863	5.88
Construction	4.32	231,718	2,627	4.55	208,126	3,811	7.35
Commercial business	4.80	283,555	3,882	5.49	258,432	3,732	5.79
Other loans	5.64	365,441	6,947	7.63	288,170	5,463	7.60
Industrial revenue bonds	5.50	46,762	645	5.53	50,503	664	5.27

Total loans receivable	4.86	2,639,589	41,412	6.29	2,397,996	39,362	6.58

Investment securities	2.66	542,415	2,867	2.12	801,811	3,988	2.00
Other interest-earning assets	0.22	237,091	105	0.18	320,881	131	0.16

Total interest-earning assets	4.38	3,419,095	44,384	5.21	3,520,688	43,481	4.95
Non-interest-earning assets:
Cash and cash equivalents		88,038			85,306
Other non-earning assets		275,525			305,930
Total assets		$3,782,658			$3,911,924

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.20	$1,468,150	806	0.22	$1,604,920	973	0.24
Time deposits	0.80	990,641	1,946	0.79	1,084,494	2,290	0.85
Total deposits	0.45	2,458,791	2,752	0.45	2,689,414	3,263	0.49
Short-term borrowings and repurchase agreements	0.03	199,633	512	1.03	255,843	588	0.92
Subordinated debentures issued to capital trust	1.79	30,929	139	1.80	30,929	140	1.82
FHLB advances	1.76	135,054	1,010	3.00	126,836	989	3.13

Total interest-bearing liabilities	0.49	2,824,407	4,413	0.63	3,103,022	4,980	0.64
Non-interest-bearing liabilities:
Demand deposits		541,222			406,674
Other liabilities		19,615			21,930
Total liabilities		3,385,244			3,531,626
Stockholders’ equity		397,414			380,298
Total liabilities and stockholders’ equity		$3,782,658			$3,911,924

Net interest income:
Interest rate spread	3.89%		$39,971	4.58%		$38,501	4.31%
Net interest margin*				4.69%			4.39%
Average interest-earning assets to average interest-bearing liabilities		121.1%			113.5%
______________
*Defined as the Company’s net interest income divided by average total interest-earning assets.

(1)
The yield/rate on loans at June 30, 2014, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended June 30, 2014.

	June 30, 2014(1)	Six Months Ended June 30, 2014			Six Months Ended June 30, 2013
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.79%	$448,136	$19,357	8.71%	$490,761	$17,401	7.15%
Other residential	4.58	356,293	10,550	5.97	311,531	12,195	7.89
Commercial real estate	4.56	884,700	23,722	5.41	796,587	25,031	6.34
Construction	4.32	221,454	5,232	4.76	207,956	8,219	7.97
Commercial business	4.80	277,331	7,466	5.43	248,885	7,269	5.89
Other loans	5.64	347,539	13,111	7.61	285,118	10,488	7.42
Industrial revenue bonds	5.50	46,333	1,283	5.58	55,035	1,537	5.63

Total loans receivable	4.86	2,581,786	80,721	6.30	2,395,873	82,140	6.91

Investment securities	2.66	550,525	5,775	2.12	811,528	8,471	2.10
Other interest-earning assets	0.22	228,448	183	0.16	347,300	226	0.13

Total interest-earning assets	4.38	3,360,759	86,679	5.20	3,554,701	90,837	5.15
Non-interest-earning assets:
Cash and cash equivalents		90,172			86,347
Other non-earning assets		272,729			314,765
Total assets		$3,723,660			$3,955,813

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.20	$1,423,822	1,576	0.22	$1,618,507	2,156	0.27
Time deposits	0.80	983,977	3,837	0.79	1,125,990	4,633	0.83
Total deposits	0.45	2,407,799	5,413	0.45	2,744,497	6,789	0.50
Short-term borrowings and repurchase agreements	0.03	204,416	1,069	1.06	257,909	1,170	0.92
Subordinated debentures issued to capital trust	1.79	30,929	275	1.79	30,929	281	1.83
FHLB advances	1.76	130,779	1,984	3.06	126,716	1,963	3.12

Total interest-bearing liabilities	0.49	2,773,923	8,741	0.63	3,160,051	10,203	0.65
Non-interest-bearing liabilities:
Demand deposits		535,786			396,125
Other liabilities		20,846			21,449
Total liabilities		3,330,555			3,577,625
Stockholders’ equity		393,105			378,188
Total liabilities and stockholders’ equity		$3,723,660			$3,955,813

Net interest income:
Interest rate spread	3.89%		$77,938	4.57%		$80,634	4.50%
Net interest margin*				4.68%			4.57%
Average interest-earning assets to average interest-bearing liabilities		121.2%			112.5%
______________
*Defined as the Company’s net interest income divided by average total interest-earning assets.

(1)
The yield/rate on loans at June 30, 2014, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the six months ended June 30, 2014.